Exhibit 10-1

INDUSTRIAL LEASE

THIS LEASE (the "Lease") is executed this 30th day of January, 2008, by and between _________ Investors, LLC, a Delaware limited liability company ("Landlord"), and Sharps Compliance, Inc., a Delaware corporation ("Tenant").

ARTICLE 1 - LEASE OF PREMISES

Section 1.01.  Basic Lease Provisions and Definitions.

(a)           Leased Premises (shown outlined on Exhibit A attached hereto): A portion of the building _______________(the "Building"), located at _______Georgia, _________, consisting of 268,400 rentable square feet (inclusive of the Building).

(b)           Rentable Area:  approximately 28,800 square feet.

(c)           Tenant's Proportionate Share:  10.73%.

(d)           Minimum Rent:

Commencement Date - April 30, 2009	$0.00
May 1, 2009 - December 31, 2009	$91,776.00
January 1, 2010 - December 31, 2010	$141,793.92
January 1, 2011 - December 31, 2011	$146,047.74
January 1, 2012 - December 31, 2012	$150,429.17
January 1, 2013 - December 31, 2013	$154,942.04
January 1, 2014 - April 30, 2014	$53,196.77

(e)           Monthly Rental Installments:

Commencement Date - April 30, 2009	$0.00
May 1, 2009 - December 31, 2009	$11,472.00
January 1, 2010 - December 31, 2010	$11,816.16
January 1, 2011 - December 31, 2011	$12,170.64
January 1, 2012 - December 31, 2012	$12,535.76
January 1, 2013 - December 31, 2013	$12,911.84
January 1, 2014 - April 30, 2014	$13,299.19

The above is based upon an estimated Commencement Date of January 1, 2009 (“Target Commencement Date”). The above schedule will be modified to reflect the actual Commencement Date as determined under the terms of this Agreement, such that Minimum Rent shall commence five (5) months after the actual Commencement Date (although the Minimum Rent increases shall occur on each January 1 as set forth in the above schedule).  For example, if the actual Commencement Date is December 15, 2008, then Minimum Rent shall commence on April 15, 2009, and if the actual Commencement Date is January 15, 2009, then Minimum Rent shall commence on May 15, 2009, but in either event, the Minimum Rent shall increase on January 1, 2010 and each subsequent January 1 during the Lease Term in accordance with the above schedule.

(f)           Commencement Date:  The date of Substantial Completion of the Tenant Improvements (as defined on Exhibit B).

(g)          Lease Term:  Approximately five (5) years and four (4) months.

(h)          Security Deposit:  $12,750.00

(i)           Broker(s):  ______________________________________

(j)           Permitted Use:  General office, warehousing, and related purposes.

(k)          Address for notices and payments are as follows:

Landlord:

With Payments to:

Tenant (prior to occupancy):	Sharps Compliance, Inc..
9220 Kirby Drive, Suite 500
Houston, Texas 77054
Attn: David P. Tusa

Tenant (following occupancy):	Sharps Compliance, Inc..
9220 Kirby Drive, Suite 500
Houston, Texas 77054
Attn: David P. Tusa

EXHIBITS
Exhibit A - Leased Premises
Exhibit B - Tenant Improvements
Exhibit B-1 – CD’s
Exhibit C - Letter of Understanding
Exhibit D - Tenant Operations Inquiry Form
Exhibit E - Rules and Regulations
Exhibit F - Rider
Exhibit G - ROFO Space

Section 1.02.  Lease of Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the "Common Areas"): the areas of the Building and the underlying land and improvements thereto that are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees, and others.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01.  Term.  The Commencement Date and Lease Term shall be as set forth in Sections 1.01(f) and 1.01(g) above.

Section 2.02.  Construction of Tenant Improvements.  Landlord shall construct and install all leasehold improvements to the Leased Premises (collectively, the "Tenant Improvements") in accordance with Exhibits B and B-1 attached hereto and made a part hereof.

Section 2.03.  Surrender of the Premises.  Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition, and repair, (b) remove from the Leased Premises (i) Tenant's Property (as defined in Section 8.01 below), (ii) all data and communications wiring and cabling (including above ceiling, below raised floors, and behind walls), and (iii) any alterations required to be removed pursuant to Section 7.03 below, and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date, reasonable wear and tear excepted.  All of Tenant's Property that is not removed within ten (10) days following Landlord's written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant's cost without incurring any liability to Tenant.  This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section 2.04.  Holding Over.  If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at one-hundred and fifty percent (150%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants, and conditions herein specified, so far as applicable.  Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy.  In the event a month-to-month tenancy is created by operation of law, or by written agreement of the parties, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days' prior written notice to the other, whether or not said notice is given on the rent paying date.  This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord's remedies in such event.

ARTICLE 3 - RENT

Section 3.01.  Base Rent.  Tenant shall pay to Landlord the Minimum Rent in the Monthly Rental Installments in advance, without demand, abatement, deduction, or offset, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term; provided, however, upon execution of this Lease, Tenant shall pay to Landlord the first full Monthly Rental Installment and the first full monthly installment of the Annual Rental Adjustment.  The Monthly Rental Installments for partial calendar months shall be prorated.  Tenant shall be responsible for delivering the Monthly Rental Installments to the payment address set forth in Section 1.01(k) above in accordance with this Section 3.01.

Section 3.02.  Annual Rental Adjustment Definitions.

(a)           "Annual Rental Adjustment" shall mean the amount of Tenant's Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance Premiums for a particular calendar year.  Tenant’s Proportionate Share of “Controllable” Operating Expenses shall not be increased by more than 10% cumulatively during any calendar year.  For purposes of this Lease, “Controllable” Operating Expenses shall mean any Operating Expense which is paid under a stated rate contract (e.g., trash removal, pest control, window washing).  “Controllable” Operating Expenses shall not include (i) expenses subject to change based on actual services provided (e.g., snow removal, landscaping, utilities), (ii) Real Estate Taxes, and (iii) Insurance Premiums.

(b)           "Tenant's Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance Premiums" shall mean an amount equal to (i) the product of Tenant's Proportionate Share times the Operating Expenses, plus (ii) the product of Tenant's Proportionate Share times the Real Estate Taxes, plus (iii) the product of Tenant's Proportionate Share times the Insurance Premiums.

(c)           "Operating Expenses" shall mean the amount of all of Landlord's costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Park, the Building, and the Common Areas in good condition and repair for a particular calendar year, including by way of illustration and not limitation, the following: all insurance deductibles; water, sewer, electrical, and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); painting; stormwater discharge fees; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees; market rate administrative fees; supplies, costs, wages, and related employee benefits payable for the management, maintenance, and operation of the Building; maintenance, repair and replacement of the driveways, parking areas, curbs and sidewalk areas (including snow and ice removal), landscaped areas, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof, gutters and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association.  The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord), and only the amortized portion shall be included in Operating Expenses.

Operating Expenses shall exclude expenditures for which Landlord is actually reimbursed by warranty.

 (d)           "Real Estate Taxes" shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Park, Building, or Common Areas, or against Landlord's business of leasing the Building and Park, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes.

(e)           "Insurance Premiums" shall mean insurance premiums for insurance coverage on the Park, Building, or Common Areas and shall include all fire and extended coverage insurance on the Park and Building and all liability insurance coverage on the Common Areas of the Park and Building, and the grounds, sidewalks, driveways and parking areas related thereto, together with such other insurance coverages, including, but not limited to, rent interruption insurance, as are from time to time obtained by Landlord.

Section 3.03.  Payment of Additional Rent.

(a)           Any amount required to be paid by Tenant hereunder (in addition to Minimum Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered "Additional Rent" payable in the same manner and upon the same terms and conditions as the Minimum Rent reserved hereunder, except as set forth herein to the contrary.  Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Rent.

(b)           In addition to the Minimum Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year.  Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year.  Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment.  Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(k) above in accordance with this Section 3.03.  If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year.  Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment.  Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year.  This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

Section 3.04.  Late Charges.  Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder.  Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the lesser of the prime rate of interest, as reported in the Wall Street Journal (the "Prime Rate") plus six percent (6%) per annum and the maximum legal rate of interest; provided, however, that with respect to the first late payment, if any, each calendar year during the Lease Term, such interest shall not commence to accrue until the expiration of five (5) days after written notice that the applicable payment is past due.

ARTICLE 4 - SECURITY DEPOSIT

Upon execution and delivery of this Lease by Tenant, Tenant shall deposit one half (½) of the Security Deposit with Landlord as security for the performance by Tenant of all of Tenant's obligations contained in this Lease.  Tenant shall deposit the other one half (½) of the Security Deposit with Landlord on the Commencement Date.  In the event of a Default by Tenant, Landlord may at its option apply all or any part of the Security Deposit to cure all or any part of such Default; provided, however, that any such application by Landlord shall not be or be deemed to be an election of remedies by Landlord or considered or deemed to be liquidated damages.  If so applied by Landlord, Tenant agrees promptly, upon demand, to deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit.  All sums held by Landlord pursuant to this Article 4 shall be without interest and may be commingled by Landlord.  Promptly after the end of the Lease Term, provided that there is then no uncured Default or any repairs required to be made by Tenant pursuant to Section 2.03 above or Section 7.03 below, Landlord shall return the Security Deposit to Tenant.

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01.  Use.  Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord.

Section 5.02.  Covenants of Tenant Regarding Use.

(a)           Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable, and lawful manner; (ii) comply with all covenants that encumber the Building and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises; and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including without limitation the Building Rules and Regulations attached hereto as Exhibit E and made a part hereof, as may be modified from time to time by Landlord on reasonable notice to Tenant.

(b)           Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them.  Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of Landlord's directions, rules and regulations, but agrees that any enforcement thereof shall be done uniformly.  Tenant shall not overload the floors of the Leased Premises.  All damage to the floor structure or foundation of the Building due to improper positioning or storage of items or materials shall be repaired by Landlord at the sole expense of Tenant, who shall reimburse Landlord immediately therefor upon demand.  Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged.

(c)           Tenant shall complete a Tenant Operations Inquiry Form in substantially the form of Exhibit D attached hereto and made a part hereof.

Section 5.03.  Landlord's Rights Regarding Use.  Without limiting any of Landlord's rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon twenty-four (24) hours notice (except in the event of an emergency where no notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant's compliance with this Lease), showing the same to prospective purchasers, mortgagees, or tenants, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable.  Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an actual or constructive eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor.

ARTICLE 6 - UTILITIES

Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities and services serving the Leased Premises.  However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant's proportionate share of the cost of such utilities and services (at rates that would have been payable if such utilities and services had been directly billed by the utilities or services providers) and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord's written statement.  Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other Building service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder or constitute an actual or constructive eviction of Tenant.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01.  Repair and Maintenance of Building.  Landlord shall make all necessary repairs, replacements and maintenance to the roof, sprinkler systems, exterior walls, foundation, structural frame of the Building, and the parking and landscaped areas and other Common Areas.  The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided however, to the extent any such repairs, replacements or maintenance are required because of the negligence, misuse or Default of Tenant, its employees, agents, contractors, customers or invitees, Landlord shall make such repairs at Tenant's sole expense.

Section 7.02.  Repair and Maintenance of Leased Premises.  Tenant shall, at its own cost and expense, maintain the Leased Premises in good condition, regularly servicing and promptly making all repairs and replacements thereto, including but not limited to the electrical systems, heating and air conditioning systems, plate glass, floors, windows and doors, dock-doors, levelers, trash compactors, and plumbing systems.  Tenant shall obtain and maintain in effect throughout the Lease Term a preventive maintenance contract on the heating, ventilating, and air-conditioning systems and provide Landlord with a copy thereof.  The preventive maintenance contract shall meet or exceed Landlord's standard maintenance criteria, and shall provide for the inspection and maintenance of the heating, ventilating, and air conditioning system on at least a semi-annual basis.

Section 7.03.  Alterations.  Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing.  As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord's option become a part of the realty and the property of Landlord, and shall not be removed by Tenant.  Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations, and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building.  No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord's consent to the creation of any lien.  If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing.  Tenant shall indemnify Landlord from all costs, losses, expenses, and attorneys' fees in connection with any construction or alteration and any related lien.  Tenant agrees that at Landlord's option, Landlord or a subsidiary or affiliate of Landlord, who shall receive a fee as Landlord's construction manager or general contractor, shall perform or cause to be performed all work on any alterations to the Leased Premises.

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01.  Release.  All of Tenant's trade fixtures, merchandise, inventory, and all other personal property in or about the Leased Premises, the Building, or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory, and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction, or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as "Tenant's Property"), shall be and remain at Tenant's sole risk.  Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to Tenant's Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building, or the Common Areas, except to the extent of personal injury (but not property loss or damage) caused directly by the gross negligence or willful misconduct of Landlord, its agents, employees, or contractors.  Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below.  In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail.  This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02.  Indemnification by Tenant.  Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including without limitation reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, gross negligence, or willful misconduct of Tenant or Tenant's agents, employees, contractors, customers, or invitees in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant's Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury (but not property loss or damage) caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors.  Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below.  In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail.  This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03.  Indemnification by Landlord.  Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees, and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including without limitation reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, gross negligence or willful misconduct of Landlord or Landlord's agents, employees or contractors.  Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below.  In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail.  This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04.  Tenant's Insurance.  Tenant shall purchase, at its own expense, and keep in force at all times during the Lease Term the policies of insurance set forth below (collectively, “Tenant’s Policies”).  All Tenant’s Policies shall (a) be issued by an insurance company with a Best’s rating of A or better and otherwise reasonably acceptable to Landlord that is licensed to do business in the state in which the Leased Premises is located; (b) provide that said insurance shall not be canceled or materially modified unless 30 days’ prior written notice shall have been given to Landlord; and (c) provide for commercially reasonably deductible amounts (provided that if Landlord’s lender has deductible requirements for the Building, then such deductibles shall be as reasonably required by Landlord’s lender).  The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name Landlord (and its lender, if applicable) as additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; (5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire.  Certificates of Insurance for Tenant’s Policies shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s notice addresses at least 30 days prior to the applicable expiration date of each Tenant’s Policy.  In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (A) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (B) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent (5%) of the Monthly Rental Installments then in effect.  Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property.

Tenant shall purchase and maintain, throughout the Term, Tenant’s Policies of:  (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate; (ii) comprehensive automobile liability insurance covering Tenant against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iii) commercial property insurance covering Tenant’s Property (at its full replacement cost); (iv) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant; (v) business interruption insurance with limits not less than an amount equal to two (2) years’ rent due hereunder; and if Tenant handles, stores, or utilizes Hazardous Substances in its business operations, (vi) pollution legal liability insurance.

Section 8.05.  Landlord's Insurance.  During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a)           a commercial property insurance policy covering the Building (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury, and property damage occurring in and about the Park and/or Building and otherwise resulting from any acts or omissions of Landlord, its agents, and employees; (c) rent loss insurance; and (d) any other insurance coverage deemed appropriate by Landlord or required by Landlord’s lender.  All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its sole discretion.  All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant.

Section 8.06.  Waiver of Subrogation.  Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii) and 8.05(b) above.  The special form coverage insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9 - CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord's obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the leasehold improvements as were originally required to be made by Landlord pursuant to Section 2.02 above, if any.  Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage.  Notwithstanding the foregoing, if the Leased Premises are (a) so destroyed that they cannot be repaired or rebuilt within one hundred eighty (180) days from the casualty date; or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then, in case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, upon thirty (30) days' written notice to the other party, terminate this Lease with respect to matters thereafter accruing.  Tenant waives any right under applicable laws inconsistent with the terms of this paragraph.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken.  If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken.  All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord's award.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01.  Assignment and Sublease.

(a)           Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord's prior written consent, which shall not be unreasonably withheld (subject, however, to subsection (b) below and the other provisions hereof).  In the event of any assignment or subletting, Tenant shall remain primarily liable hereunder, and any renewal, extension, expansion, rights of first offer, rights of first refusal or other rights or options granted to Tenant under this Lease shall be rendered void and of no further force or effect.  The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises.  Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord's consent to any subsequent assignment or sublease.

(b)           By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord's opinion (i) the Leased Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder, or (iv) the prospective assignee or subtenant is a current tenant at the Park or is a bona-fide third-party prospective tenant.  Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the then current rent for similar premises in the Building.  If Landlord refuses to give its consent to any proposed assignment or subletting, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days' prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease.

(c)           If Tenant shall make any assignment or sublease, with Landlord's consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt.  Tenant agrees to pay Landlord $500.00 upon demand by Landlord for reasonable accounting and attorneys' fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant's interest in and to the Leased Premises as consideration for Landlord's consent.

Section 11.02.  Permitted Transfer.  Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord's consent, but upon not less than ten (10) days' prior notice to Landlord, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant's assets or property; or (c) effectuate any public offering of Tenant's stock on the New York Stock Exchange or in the NASDAQ over-the-counter market, provided that in the event of a transfer pursuant to clause (b), the tangible net worth of Tenant’s successor entity after any such transaction is not less than the tangible net worth of Tenant as of the date hereof and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a "Permitted Transferee").  For the purpose of this Article 11 (i) "control" shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) "tangible net worth" shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents, and trademarks) over liabilities.  Any such transfer shall not relieve Tenant of its obligations under this Lease.  Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder.  Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord's prior written consent pursuant to Section 11.01 above.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01.  Sale of the Building.  Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance.

Section 12.02.  Estoppel Certificate.  Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant's knowledge, any uncured Defaults, or specifying such Defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease.  Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

Section 12.03.  Subordination.  Landlord shall have the right to subordinate this Lease to any mortgage, deed to secure debt, ground lease, deed of trust, or other instrument in the nature thereof, and any amendments or modifications thereto (collectively, a "Mortgage") presently existing or hereafter encumbering the Building by so declaring in such Mortgage.  Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01.  Default.  The occurrence of any of the following shall be a "Default":

(a)           Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due.

(b)           Tenant fails to perform or observe any other term, condition, covenant, or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant's Default is such that more than thirty (30) days are reasonably required to cure, then Tenant shall have such additional time to cure such Default as is reasonably necessary under the circumstances in question, provided that Tenant commences such curative efforts as soon as is reasonably practical within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time (not to exceed thirty [30] additional days).

(c)           Tenant shall vacate or abandon the Leased Premises, or fail to occupy the Leased Premises or any substantial portion thereof for a period of thirty (30) days, and same shall continue for five (5) days after written notice thereof.

(d)           Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e)           All or substantially all of Tenant's assets in the Leased Premises or Tenant's interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty [60] days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty [60] days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant's corporate charter if Tenant is a corporation.

In addition to the Defaults described above, the parties agree that if Tenant receives written notice of a violation of the performance of any (but not necessarily the same) term or condition of this Lease three (3) or more times during any twelve (12) month period, regardless of whether such violations are ultimately cured, then such conduct shall, at Landlord's option, represent a separate Default.

Section 13.02.  Remedies.  Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a)           Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord's action.

(b)           Without terminating this Lease, Landlord may terminate Tenant's right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means, and may remove their effects, without prejudice to any other remedy that Landlord may have.  Upon termination of possession, Landlord may (i) re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to the present value (discounted at the Prime Rate) of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term (the "Accelerated Rent Difference"), or (ii) without re-letting, declare to be immediately due and payable the difference between the present value (discounted at the Prime Rate) of all rent which would have been due under this Lease for the balance of the Lease Term to be immediately due and payable as liquidated damages (the "Accelerated Rent") and the fair market rental value of the Premises for the same period of time (the “Fair Market Rental”), as determined by an appraiser selected by Landlord, based upon recently completed comparable lease transactions in the Building, the Park, and the leasing submarket (the ___ ___ ____ ____submarket) in which Premises is located (such difference being referred to as the “Accelerated Fair Market Difference”).  Upon termination of possession, Tenant shall be obligated to pay to Landlord (A) the Accelerated Rent Difference or the Accelerated Fair Market Difference, whichever is applicable, (B) all loss or damage that Landlord may sustain by reason of Tenant's Default ("Default Damages"), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers' commissions, and attorneys' fees, and (C) all unpaid Minimum Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the "Prior Obligations").

(c)           Landlord may terminate this Lease and declare the Accelerated Rent Difference or the Accelerated Fair Market Difference, whichever is applicable, to be immediately due and payable, whereupon Tenant shall be obligated to pay to Landlord (i) the Accelerated Rent Difference or the Accelerated Fair Market Difference, whichever is applicable, (ii) all of Landlord's Default Damages, and (iii) all Prior Obligations.  It is expressly agreed and understood that all of Tenant's liabilities and obligations set forth in this subsection (c) shall survive termination.

(d)           Landlord and Tenant acknowledge and agree that the payment of the Accelerated Rent Difference or the Accelerated Fair Market Difference as set above shall not be deemed a penalty or forfeiture, but merely shall constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain.  Neither the filing of a dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(e)           Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

Section 13.03.  Landlord's Default and Tenant's Remedies.  Landlord shall be in default if it fails to perform any term, condition, covenant, or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant, or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same.  Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.

Section 13.04.  Limitation of Landlord's Liability.  IF LANDLORD SHALL FAIL TO PERFORM ANY TERM, CONDITION, COVENANT, OR OBLIGATION REQUIRED TO BE PERFORMED BY IT UNDER THIS LEASE, AND IF TENANT SHALL, AS A CONSEQUENCE THEREOF, RECOVER A MONEY JUDGMENT AGAINST LANDLORD, TENANT AGREES THAT IT SHALL LOOK SOLELY TO LANDLORD'S RIGHT, TITLE, AND INTEREST IN AND TO THE BUILDING, AND NOT TO ANY OWNER, PARTNER, MEMBER, OR MANAGER IN OR OF LANDLORD, FOR THE COLLECTION OF SUCH JUDGMENT; AND TENANT FURTHER AGREES THAT NO OTHER ASSETS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION, OR OTHER PROCESS FOR THE SATISFACTION OF TENANT'S JUDGMENT.

Section 13.05.  Nonwaiver of Defaults.  Neither party's failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision.  No waiver of any default shall be deemed to be a waiver of any other default.  Landlord's receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction.  No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06.  Attorneys' Fees.  If either party defaults in the performance or observance of any of the terms, conditions, covenants, or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys' fees incurred in connection therewith.  In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys' fees, court costs, and expenses.

ARTICLE 14 – Intentionally deleted.

ARTICLE 15 - TENANT'S RESPONSIBILITY REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01.  Environmental Definitions.

(a)           "Environmental Laws" shall mean all present or future federal, state, and municipal laws, ordinances, rules, and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state, or municipal agency or governmental board or entity now or hereafter having jurisdiction over the Leased Premises.

(b)           "Hazardous Substances" shall mean those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "solid waste," or "infectious waste" under Environmental Laws and petroleum products.

Section 15.02.  Restrictions on Tenant.  Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage, or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the highest standards prevailing in the industry.

Section 15.03.  Notices, Affidavits, Etc.  Tenant shall immediately (a) notify Landlord of (i) any actual or alleged violation by Tenant, its employees, agents, representatives, customers, invitees, or contractors of any Environmental Laws on, under, or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under, or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source.  Tenant shall execute affidavits, representations, and the like within five (5) days of Landlord's request therefor concerning Tenant's best knowledge and belief regarding the presence of any Hazardous Substances on, under, or about the Leased Premises.

Section 15.04.  Tenant's Indemnification.  Tenant shall indemnify Landlord and Landlord's managing agent from any and all claims, losses, liabilities, costs, expenses, and damages, including without limitation reasonable attorneys' fees, costs of testing, and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15.  The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.05.  Existing Conditions.  Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under, or in connection with the Leased Premises prior to the Commencement Date of this Lease (or any earlier access or occupancy of the Leased Premises by, through, or under Tenant, including without limitation access for construction purposes) except to the extent Tenant exacerbates the same.

ARTICLE 16 - MISCELLANEOUS

Section 16.01.  Benefit of Landlord and Tenant.  This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02.  Governing Law.  This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03.  Force Majeure.  Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any non-monetary obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns, or strikes; shortages of materials, equipment, labor, or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.04.  Examination of Lease.  Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises.  This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant.  Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein.

Section 16.05.  Indemnification for Leasing Commissions.  The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease.  Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto.  Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

Section 16.06.  Notices.  Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(k).  If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending.  If mailed postage prepaid, the notice shall be deemed to have been given on the date that is three (3) business days following mailing.  Either party may change its address by giving written notice thereof to the other party.

Section 16.07.  Partial Invalidity; Complete Agreement.  If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.  This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties.  No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08.  Financial Information.  From time to time during the Lease Term, but not more than twice per Operating Year, except in connection with prospective purchasers or lenders, Tenant shall deliver to Landlord and Tenant shall cause Guarantor to deliver to Landlord information and documentation describing and concerning Tenant’s and Guarantor’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord’s written request therefor.  Upon Landlord’s request, Tenant shall provide and Tenant shall cause Guarantor to provide to Landlord the most currently available audited financial statement of Tenant and of Guarantor; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord and Tenant shall cause Guarantor to deliver to Landlord its most currently available balance sheet and income statement.  Furthermore, upon the delivery of any such financial information from time to time during the Lease Term, Tenant and Guarantor each shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant or Guarantor, as the case may be, since the date of the then-applicable financial information.  Notwithstanding the foregoing, for so long as Tenant is a publicly traded company on a recognized stock exchange that prepares public financial statements, Landlord waives the above requirement that Tenant provide Landlord with financial statements.

Section 16.09.  Waiver of Jury Trial.  THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE LEASED PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE LEASED PREMISES.

Section 16.10.  Representations and Warranties.

(a)           Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b)           Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.11.  Signage.  Tenant may, at its own expense, erect a sign concerning the business of Tenant that shall be in keeping with the decor and other signs on the Building and in the Park.  All signage (including the signage described in the preceding sentence) in or about the Leased Premises shall be first approved by Landlord and shall be in compliance with the any codes and recorded restrictions applicable to the sign or the Building.  The location, size and style of all signs shall be approved by Landlord.  Tenant agrees to maintain any sign in good state of repair, and upon expiration of the Lease Term, Tenant agrees to promptly remove such signs and repair any damage to the Leased Premises.

Section 16.12.  Parking.  Tenant shall be entitled to the non-exclusive use of the parking spaces designated for the Building by Landlord.  Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities.  Landlord reserves the right in its absolute discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants, provided that Tenant shall be entitled to the non-exclusive use of at least thirty-six (36) parking spaces.  There will be no assigned parking unless Landlord, in its sole discretion, deems such assigned parking advisable.  No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant's employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant.  All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants.  There shall be no parking permitted on any of the streets or roadways located within the Park.  In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking.

Section 16.13.  Time.  Time is of the essence of each term and provision of this Lease.

Section 16.14.  Consent.  Where the consent of a party is required, such consent will not be unreasonably withheld.

Section 16.15.  Usufruct.  Tenant's interest in the Leased Premises is a usufruct, not subject to levy and sale, and not assignable by Tenant except as expressly set forth herein.

(SIGNATURES CONTAINED ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD: INVESTORS, LLC, a Delaware limited liability company

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

TENANT:

SHARPS COMPLIANCE, INC., a Texas corporation

By:

Name:

Title:

Exhibit G